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                         July 9, 2021

       Michael Mo
       Chief Executive Officer
       KULR Technology Group, Inc.
       1999 S. Bascom Ave. Suite 700
       Campbell, CA 95008

                                                        Re: KULR Technology
Group, Inc.
                                                            Form S-3
                                                            Filed July 6, 2021
                                                            File No. 333-257697

       Dear Mr. Mo:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Mindy
Hooker at 202-551-3732 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Manufacturing